SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 21, 2006

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code:  (203) 299-8000

(Exact name of registrant as specified in its charter)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On September 21, 2006, priceline.com Incorporated priced $150 million principal amount of Convertible Senior Notes due 2011, and $150 million principal amount of Convertible Senior Notes due 2013, through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).

The 2011 Notes will pay interest semiannually at a rate of 0.50% per annum, and the 2013 Notes will pay interest semiannually at a rate of 0.75% per annum.  In certain circumstances, the convertible senior notes will be convertible into cash up to the principal amount, and any conversion value above the principal amount will be settled, at the option of priceline.com, in cash or shares of priceline.com common stock, based on a conversion rate for both the 2011 Notes and the 2013 Notes of 24.7647 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $40.38 per share, representing a 20.0% conversion premium based on the closing bid price of $33.65 per share on September 21, 2006).

Priceline.com also announced that concurrently with the pricing of the convertible senior notes that it agreed to repurchase approximately $130 million of its outstanding common stock, par value $0.008 per share, subject to the closing of the convertible senior note offering.  The sale of the convertible senior notes and the repurchase of the shares of the company’s common stock are expected to close on September 27, 2006.

Priceline.com estimates that the net proceeds from the offering of convertible senior notes will be approximately $291.8 million, after deducting estimated fees and expenses.  Priceline.com has granted the initial purchasers in the offering a thirty day option to purchase up to an additional $22.5 million principal amount of convertible senior notes due 2011 and up to an additional $22.5 million principal amount of convertible senior notes due 2013.

In addition, priceline.com purchased, from one or more of the initial purchasers in the offering or their affiliates, convertible note hedges with respect to priceline.com’s common stock. The aggregate cash price that priceline.com paid to purchase the convertible note hedges was approxiamtely $32.5 million. The convertible note hedges are expected to reduce the potential dilution upon conversion of the convertible senior notes such that the stated $40.38 conversion price and the 20.0% conversion premium on both the 2011 Notes and the 2013 Notes will be effectively increased to a conversion price of $50.47 and a conversion premium of approximately 50.0%.  If the initial purchasers in the convertible senior note offering exercise their option to purchase additional notes, priceline.com expects to use a portion of the net proceeds from the sale of the additional notes to enter into additional convertible note hedge transactions.

Priceline.com plans to use the net proceeds from the offering of the notes for:

•                  The repurchase of common stock and convertible note hedges described above.

•                  The repurchase of a portion of its existing convertible senior notes due in 2010 and 2025 as discussed below.

•                  The repayment of the principal amount of existing convertible senior notes that are expected to become due and payable beginning in 2008.

•                  General corporate purposes, including repurchasing shares of priceline.com common stock in the open market or in privately negotiated transactions from time to time and corporate acquisitions.

Following the completion of the note offering, priceline.com expects to commence a tender offer relating to all of its outstanding convertible senior notes due in 2010 and 2025.  Under the proposed tender offer, priceline.com will offer to: 1) purchase a portion of the bonds for cash and 2) exchange all remaining bonds for newly issued bonds having substantially identical terms as the outstanding bonds other than conversion features that will require cash settlement of the principal amount and settlement in shares of priceline.com common stock for the conversion value above the principal amount, if any.

The notes and any priceline.com common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
	Name:	Jeffery H. Boyd
	Title:	President and Chief Executive Officer

Date:  September 21, 2006